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Exhibit 10.39

SETTLEMENT AGREEMENT

    THIS SETTLEMENT AGREEMENT is made this 30th day of March, 2001, between WIND RIVER SYSTEMS KABUSHIKI KAISHA, a corporation organized and existing under the laws of Japan and having its registered office at Ebisu Prime Square Tower, 1-1-39 Hiroo, Shibuya-ku, Tokyo 150-0012, Japan ("WRSKK"), and NISSIN ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 47 Umezu-Takase-cho, Ukyo-ku, Kyoto, Japan ("Nissin") and

    WHEREAS, in 1989, Wind River Systems, Inc., a corporation organized and existing under the laws of the State of California, USA ("WRSI"), Nissin, and the other shareholders of WRSKK, entered into the Nihon Wind River Systems KK Joint Venture Agreement, which they amended by that certain Amended Joint Venture Agreement dated 1 October 1991 (These two agreements and their incidental and related agreements shall be referred to collectively herein as the "JVA");

    WHEREAS, WRSKK and Nissin entered into that certain Master Distributor Agreement dated 17 September 1990 (This agreement and its incidental and related agreements shall be referred to collectively herein as the "MDA");

    WHEREAS, WRSI, WRSKK, and Nissin terminated their business relationships involving WRSI computer software and other products ("WRSI Products") arising out of the JVA and MDA as of 31 December 2000; and

    WHEREAS, a number of unresolved issues remain from the termination of said JVA and MDA and the parties desire to resolve said issues upon the terms and conditions described below.

    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    Section 1.  Confirmation.  WRSI terminated sales of WRSI Products through distributors of WRSKK or through other distributors in Japan as of 31 December 2000. The parties have discussed, confirmed, and mutually agree upon the following facts:

    1.
    As a result of Nissin conveying its shares in WRSKK to WRSI on 28 December 2000, the JVA was amicably terminated.

    2.
    The MDA was amicably terminated as of 31 December 2000.

    3.
    Nissin will introduce any customers it has developed pursuant to its activities under the MDA to WRSKK or its designee and will assist in the orderly continuation of all transactions dealing with WRSI Products. However, WRSKK and its designee shall not be responsible for or assume any of Nissin's liabilities (not only monetary liabilities, but service liabilities, and any and all liabilities of any type and nature) to any of Nissin's customers even if WRSKK or its designee received an introduction to the customer from Nissin and entered into a business relationship with said customer.

    4.
    Pursuant to the terms and conditions of this Agreement, WRSKK agrees to pay to Nissin a sum certain to settle any claims arising out of the termination of the JVA and MDA, if any, and for Nissin's customer list, goodwill, etc. (hereinafter referred to collectively as "Settlement Proceeds"). The particular breakdown of how the Settlement Proceeds will be allocated among the various matters will be determined upon discussions between the parties hereto as provided in Section 4 below. Upon Nissin's receipt of the Settlement Proceeds, Nissin releases and forever discharges WRSKK and WRJ for all monetary claims arising out of or resulting from the termination of the JVA and MDA.

    5.
    To date Nissin has purchased from WRSI and retains in its current inventory a certain quantity of a WRSI Product called a "Chip Bundle". The parties agree that Nissin shall be entitled to continue to sell its current inventory of said Chip Bundles in Japan. Nissin agrees not to make additional new purchases of said Chip Bundles and WRSKK agrees not to purchase and will not allow WRSI to purchase any Chip Bundles from Nissin.

    6.
    The parties hereto agree that as between them there are no claims, debts, obligations, or liabilities arising out of the termination of the JVA and MDA other than those specifically identified in this Agreement.

    Section 2.  Customer Introduction Assistance.

    1.
    Nissin shall disclose to WRSKK or its designee the following information immediately after the parties execute this Agreement:

    a.
    A list of all customers with whom Nissin has or had business transactions under the MDA;

    b.
    The contents of any contracts or maintenance agreements between Nissin and any customers identified in the preceding clause; and

    c.
    A list of potential customers discovered during Nissin's business activities during the period from 1 January 2001 to 30 March 2001 with whom Nissin believes that WRSKK or its designee have a chance to conclude an agreement and a report on the status of all negotiations in progress.

    2.
    Nissin agrees that WRSKK or its designee are free to conclude contracts for WRSI Products and other products with the persons or entities identified by Nissin in the preceding clauses and Nissin agrees to cooperate in such activities with WRSKK and its designee.

    3.
    The prior clauses notwithstanding, upon the expiration of the one (1) year term of any maintenance agreements identified in clause 1.b. of this Section 2 above, WRSKK or its designee shall succeed to the rights of Nissin under said maintenance agreements. However, WRSKK or its designee may propose in advance whatever terms and conditions it may require in order to succeed to said maintenance agreements. In addition, Nissin agrees to cooperate with WRSKK or its designee in the orderly succession of said maintenance agreements without additional compensation.

    Section 3.  Settlement Proceeds.

    1.
    WRSKK hereby recognizes that it has a duty to pay to Nissin as Settlement Proceeds the sum of Two Hundred Twenty Million Japanese Yen (JPY220,000,000). Said Settlement Proceeds shall be paid by wire transfer to an account designated by Nissin by 30 March 2001.

    2.
    WRSKK hereby agrees that it or its designee shall make payment to Nissin as provided in the preceding clause. Moreover, WRSKK agrees that it will bear the cost of the telegraphic transfer handling charges.

    Section 4.  Allocation of Settlement Proceeds.  Based upon discussions between the parties regarding the customer information disclosed to WRSKK or its designee pursuant to Section 1.4 of this Agreement, the parties will decide by 27 April 2001 the particular breakdown of how the Settlement Proceeds will be allocated among the various matters (the "Final Allocation"). Furthermore, in accordance with the Final Allocation as determined hereinabove, WRSKK or its designee and Nissin by 27 April 2001 shall prepare and conclude a settlement agreement relating to the sale of Nissin's customer list, goodwill, etc. to WRSKK or its designee ("Customer List Settlement Agreement") and a settlement agreement relating to JVA and MDA termination claims, if any ("Termination Settlement Agreement"). The Settlement Proceeds payable to Nissin by WRSKK pursuant to this Agreement shall be allocated respectively to the Customer List Settlement Agreement and the Termination Settlement

Agreement pursuant to the Final Allocation determined hereinabove. If the Final Allocation of Settlement Proceeds results in an increase in any governmental taxes, duties, licenses, fees, excises, or tariffs now or hereafter imposed on the payment of the Settlement Proceeds, such charges shall be paid by the party obligated by law to make such payment, or in lieu thereof, the party obligated by law to make such payment shall provide an exemption certificate acceptable to the other party and the applicable authority. If revenue stamps are required under Japanese law to be affixed to this Agreement, the parties shall be required to bear the cost of such stamps for the copy in their possession. Each party shall be responsible for all costs and expenses incurred on its behalf, including but not limited to attorneys fees, related to this Agreement and the negotiations and consultations leading up to the formation of this Agreement.

    Section 5.  Law Governing.  This Settlement Agreement shall be governed by and construed in accordance with the laws of Japan. The parties hereto hereby agree that any suits brought hereunder shall be brought in the Tokyo District Court in Tokyo, Japan, which will have sole and exclusive jurisdiction for the first instance.

    Section 6.  Attorney Fees.  In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees.

    Section 7.  Notices.  Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person, or the next business day for notices sent by telefax and promptly confirmed in a manually signed writing, or three (3) days after being deposited in the mail, registered or certified, postage prepaid and addressed to the party at the address stated in this Agreement or such other address as any party may designate by written notice to the other.

    Section 8.  Waiver.  Failure of any party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

    Section 9.  Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

    Section 10.  Presumption.  This Agreement or any provision thereof shall not be construed against any party due to the fact that said Agreement or any provision thereof was drafted by said party.

    Section 11.  Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

    Section 12.  Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

    Section 13.  Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

    Section 14.  Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

    Section 15.  Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

    Section 16.  Parties in Interest.  Except as expressly provided herein as to WRJ, nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

    Section 17.  Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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    IN WITNESS WHEREOF, this Agreement has been made in duplicate, each of the parties caused this Agreement to be executed by a duly authorized officer or agent as of the date first above written, and the parties hereto shall each keep one (1) original copy of the Agreement.

WIND RIVER SYSTEMS KABUSHIKI KAISHA, a Japan corporation
By	/s/ GIUSEPPE KOBAYSHI Giuseppe Kobayshi Its: Representative Director
Place and Date of Signing: Tokyo, Japan, 30 March 2001
"WRSKK"
NISSIN ELECTRIC CO., LTD., a Japan corporation
By	/s/ YUKITOSHI MURATA Yukitoshi Murata Its: Representative Director, Senior Managing Director
Place and Date of Signing: Kyoto, Japan, 30 March 2001
"Nissin"

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SETTLEMENT AGREEMENT